EEdsd

Exhibit 99.1

NETSMART, INC. AND SUBSIDIARIES

(fka NS HOLDINGS, INC.)

Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(With Independent Auditors’ Report Thereon)

NETSMART, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors and Stockholders
Netsmart, Inc.:

We have audited the accompanying consolidated financial statements of Netsmart, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Netsmart, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Kansas City, Missouri

May 9, 2016

NETSMART, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014
(In thousands, except for per share data)

Assets	2015	2014
Current assets:
Cash	$9,061	$18,223
Receivables, net of allowance for doubtful accounts of $4,189 and $5,980	58,476	48,214
Prepaid expenses and other current assets	10,539	7,893
Total current assets	78,076	74,330
Noncurrent assets:
Property and equipment, net	21,761	22,675
Goodwill	175,977	159,963
Intangible assets and capitalized software development costs	89,903	92,640
Other assets	4,138	3,887
Total noncurrent assets	291,779	279,165
Total assets	$369,855	$353,495

See accompanying notes to consolidated financial statements.

NETSMART, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and 2014
(In thousands, except for per share data)

Liabilities and Stockholders' Equity (Deficit)	2015	2014
Current liabilities:
Accounts payable	$15,103	$11,180
Accrued expenses and other current liabilities	19,523	13,919
Share-based payment liability	16,530	11,258
Current maturities of long-term debt	2,200	4,312
Capital lease obligations, current	7,554	5,325
Deferred revenue	51,991	49,201
Total current liabilities	112,901	95,195
Noncurrent liabilities:
Long-term debt, less current maturities	307,773	155,820
Capital lease obligations, less current maturities	12,944	11,715
Other long-term liabilities	3,683	1,084
Deferred revenue	4,637	5,172
Deferred income taxes	13,764	23,547
Total noncurrent liabilities	342,801	197,338
Total liabilities	455,702	292,533
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.0001 par value. Authorized, 200,000 shares; issued and outstanding, 156,512 and 151,190 shares at December 31, 2015 and 2014, respectively.	16	15
Additional paid in capital	161,196	152,534
Accumulated deficit	(246,535)	(91,130)
Treasury stock	(524)	(457)
Total stockholders’ equity (deficit)	(85,847)	60,962
Total liabilities and stockholders’ equity (deficit)	$369,855	$353,495

See accompanying notes to consolidated financial statements.

NETSMART, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2015, 2014, and 2013
(In thousands, except for per share data)

	2015	2014	2013
Revenues:
Business services	$183,630	$162,489	$130,355
System sales	21,714	21,674	25,869
Total revenues	205,344	184,163	156,224
Cost and expenses:
Cost of business services	99,677	84,961	66,669
Cost of system sales	3,742	3,569	4,040
Product development expenses	23,230	27,580	26,349
Selling and marketing expenses	29,186	26,802	25,076
General and administrative expenses	54,746	40,234	36,075
Total costs and expenses	210,581	183,146	158,209
Operating income (loss)	(5,237)	1,017	(1,985)
Interest expense	(28,917)	(14,306)	(14,133)
Loss before income taxes	(34,154)	(13,289)	(16,118)
Income tax benefit	13,102	5,436	7,835
Net loss	$(21,052)	$(7,853)	$(8,283)

See accompanying notes to consolidated financial statements.

NETSMART, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015, 2014, and 2013
(In thousands, except for per share data)

	Common stock				Treasury stock
	Shares	Amount	Additional paid in capital	Accumulated deficit	Shares	Amount	Total
Balance – January 1, 2013	148,979	$15	$149,281	$(74,994)	361	$(438)	$73,864
Stock issued through exercise of options	225	0	286	0	0	0	286
Stock issued through purchases	1,222	0	1,576	0	0	0	1,576
Stock issued through restricted stock grant	96	0	164	0	0	0	164
Repurchase of common stock	0	0	0	0	15	(19)	(19)
Excess tax benefit	0	0	69	0	0	0	69
Net loss	0	0	0	(8,283)	0	0	(8,283)
Balance – December 31, 2013	150,522	15	151,376	(83,277)	376	(457)	67,657
Stock issued through exercise of options	157	0	265	0	0	0	265
Stock issued through purchases	296	0	500	0	0	0	500
Stock issued through restricted stock grant	215	0	393	0	0	0	393
Net loss	0	0	0	(7,853)	0	0	(7,853)
Balance – December 31, 2014	151,190	15	152,534	(91,130)	376	(457)	60,962
Stock issued through exercise of options	5,086	1	8,286	0	0	0	8,287
Repurchase of common stock	0	0	0	0	60	(67)	(67)
Stock issued through restricted stock grant	236	0	376	0	0	0	376
Dividends paid	0	0	0	(134,353)	0	0	(134,353)
Net loss	0	0	0	(21,052)	0	0	(21,052)
Balance – December 31, 2015	156,512	$16	$161,196	$(246,535)	436	$(524)	$(85,847)

See accompanying notes to consolidated financial statements

NETSMART, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

	2015	2014	2013
Cash flows from operating activities:
Net loss	$(21,052)	$(7,853)	$(8,283)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(10,613)	(9,170)	(7,278)
Depreciation and amortization	32,537	34,728	31,267
Provision for doubtful accounts	4,429	4,296	3,531
Share-based compensation	9,445	6,963	1,403
Amortization of deferred financing costs	2,253	783	791
Loss on debt refinancing	2,285	0	0
Changes in operating assets and liabilities:
Receivables	(13,040)	(3,426)	(19,873)
Prepaid expenses and other assets	(369)	(1,267)	(2,527)
Deferred revenue	465	(3,787)	23,657
Accounts payable	1,074	1,744	2,252
Accrued expenses and other current liabilities	(2,690)	1,802	(321)
Net cash provided by operating activities	4,724	24,813	24,619
Cash flows from investing activities:
Payments made for business acquisitions, net of cash acquired	(9,899)	0	0
Payment made for purchased software	(750)	0	0
Capitalized software development costs	(9,061)	(7,093)	(6,787)
Purchases of property and equipment	(2,538)	(5,100)	(2,525)
Net cash used in investing activities	(22,248)	(12,193)	(9,312)
Cash flows from financing activities:
Repurchase of common stock	(67)	0	(19)
Proceeds from the issuance of common stock	0	500	1,576
Proceeds from exercises of options	4,492	139	200
Proceeds from line of credit	14,212	406	14,277
Repayment of line of credit	(3,918)	0	(14,277)
Repayment of capital lease obligations	(7,015)	(2,920)	(1,887)
Proceeds from debt issuance	310,000	0	0
Debt issuance costs paid	(11,264)	0	0
Repayment of debt	(163,725)	(6,112)	(4,312)
Payment of dividends	(134,353)	0	0
Excess tax benefits related to stock options	0	0	69
Net cash provided by (used in) financing activities	8,362	(7,987)	(4,373)
Net (decrease) increase in cash	(9,162)	4,633	10,934
Cash – beginning of period	18,223	13,590	2,656
Cash – end of period	$9,061	$18,223	$13,590
Supplemental disclosures of cash flow information:
Cash paid for:
Taxes, net of refunds	$299	$3,359	$(212)
Interest	23,428	12,535	12,817
Non cash investing activity:
Acquisition of property and equipment under capital lease	$8,891	$11,562	$3,001

See accompanying notes to consolidated financial statements.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

(1)	Summary of Significant Accounting Policies
(a)	Description of the Business

Netsmart, Inc. (the Company, we, our, and us) operates in the behavioral healthcare information technology field throughout the United States and provides software and technology solutions to the health and human services industry, which comprises behavioral health, addiction treatment, intellectual and developmental disability services, child and family services, and public health segments.

In May 2015, the Company amended its certificate of incorporation with the State of Delaware and changed its name from NS Holdings, Inc. to Netsmart, Inc.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of Netsmart, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2015 and 2014. The Company had bank overdrafts of $148 and $146 as of December 31, 2015 and 2014, respectively, included within accounts payable.

(d)	Revenue Recognition

The Company classifies its revenue into two groups for financial reporting purposes.

Business Services includes:

(1)	Subscription revenue, which includes:
(i)	CareRecord when sold as SaaS;
(ii)	CareGuidance SaaS solutions; and
(iii)	Resale of third‑party software subscriptions.
(2)	Services and Support revenue, which includes:
(i)

Consulting services relating to its CareFabric solutions. Consulting services include system implementation, training, application management services (AMS), and incremental and follow‑on professional services to its existing clients;

(ii)	Revenue Cycle Management (RCM);
(iii)	IT cloud services, which includes hosting its clients’ technology infrastructure;
(iv)	Software support, which include telephone support services, maintenance, and the right to upgrades (including ongoing enhancements), if and when available, of the related licensed software; and
(v)	Resale of third‑party software support, consulting, and hardware maintenance.

Systems Sales includes:

(1)	Revenue from software licenses (primarily CareRecord), sold either as perpetual licenses or fixed‑term licenses; and
(2)	Revenue from third party software licenses and hardware products.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The Company’s revenue arrangements generally involve multiple elements, including software and nonsoftware elements. These elements may consist of software elements such as CareRecord licenses, third‑party software, software support services, consulting services, hosting services, and nonsoftware elements, such as hardware products, RCM services, and SaaS solutions.

Revenue from contracts with both software and nonsoftware elements is first allocated to the software elements as a group and nonsoftware elements as a group based on the relative fair value of each group. Revenue for the software elements (software arrangements) is recognized in accordance with the provisions of Accounting Standards Codification (ASC) Subtopic 985‑605, Software – Revenue Recognition. Revenue for the nonsoftware elements (nonsoftware arrangements) is recognized in accordance with ASC Topic 605, Revenue Recognition.

Revenue allocation among software and software related elements is done using the residual method. We have established vendor‑specific objective evidence (VSOE) of fair value for maintenance services under the stated‑renewal method, and have established VSOE of fair value for hosting services and consulting services included in software arrangements using the bell‑shaped curve method.

Revenue is allocated among nonsoftware elements based on relative selling price using a selling price hierarchy: VSOE, if available, third‑party evidence (TPE) if VSOE is not available, or estimated selling price (ESP) if VSOE nor TPE is available. VSOE is established using normal selling price and discounts for the specific services when sold separately. TPE is established by evaluating similar competitor services in standalone arrangements. If neither exists for a deliverable, the ESP is used for that deliverable based on list price and an analysis of historical prices for bundled and standalone arrangements.

Revenue is recognized when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred;
•	Fee is fixed and determinable; and
•	Collection of the revenue is probable.

The Company’s arrangements do not contain general rights of return. We limit the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or unique client‑specific acceptance criteria. Revenue is recorded net of applicable sales taxes.

The Company’s consulting services included in software arrangements do not typically involve significant production, modification, or customization of our software, and thus are not considered essential to the functionality of the software elements in our software arrangements, which allows software license revenue to be recognized upon delivery of the license, if all other revenue recognition criteria are met.

Software arrangements that require significant production, modification or customization are accounted for using contract accounting. When VSOE of fair value exists for the undelivered elements, which it generally does, a portion of the total arrangement fee is allocated to the undelivered elements based on VSOE of fair value, and the balance of the arrangement fee is subject to contract accounting using the percentage‑of‑completion (POC) method of accounting. Under the POC method of accounting, software license and consulting services revenues (when such services entail significant software production, modification or customization) are typically recognized as the consulting services related to the software implementation project are performed. We use hours performed on the project as the measure to determine the percentage of the work completed. All costs associated with providing our consulting services are expensed in the period incurred.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The Company’s hosting arrangements allow the client to gain access to their software through the internet. For those arrangements where the client is provided with a perpetual software license, the client generally has the right to terminate the hosting services and take possession of the software without significant economic penalty based on the limited financial penalty in our arrangements and our customers’ ability to self‑host. As a result, we recognize revenue from perpetual license sales at the inception of the arrangement rather than over the life of the arrangement, if all other revenue recognition criteria are met.

The Company’s software support services involve telephone support services, as well as maintaining and upgrading software, including ongoing enhancements. Software support revenue is recognized on a straight‑line basis over the life of the respective contract, which is typically one year.

The Company’s SaaS arrangements that do not provide the client with a perpetual software license or the right to take possession of the software without incurring a significant economic penalty are accounted for in accordance with ASC Topic 605 – Revenue Recognition. Such arrangements may include upfront consulting services (setup fees), which are not considered separable and, therefore, are recognized ratably over the greater of term of the SaaS arrangement or the estimated customer relationship period, which is estimated to be three years. We estimate our customer relationship period based on various factors including, but not limited to, contract terms, contract extensions and renewals, customer attrition, the nature and pace of technology advancements and obsolescence, and the anticipated impact of demand, competition, and other regulatory and economic factors. All costs associated with providing our consulting services and setting up the customer on their SaaS environment are expensed in the period incurred.

Revenue from hardware sales is recognized in the period all revenue recognition criteria are met, including delivery, which is typically free‑on‑board shipping.

RCM services revenue is typically recognized on a monthly basis in conjunction with providing the underlying services. Certain of our contracts contain performance bonuses based on the amounts we collect on our clients’ behalf. These bonuses are recognized when the amounts become fixed and determinable, which is generally not until agreement is reached with the client regarding the amount due, which could differ from the period in which the services are performed.

The Company’s consulting services when sold independent of a software deliverable do not fall within ASC Subtopic 985‑605. In these cases, revenues from fixed‑price, consulting service contracts are recognized using a method consistent with our POC methodology. Under a proportional performance model, revenue is recognized by allocating revenue between reporting periods based on relative service provided in each reporting period. We utilize an input‑based approach (i.e., hours worked) for purposes of measuring performance on these types of contracts.

Reimbursement for out‑of‑pocket expenses is recorded as revenue in the period of which the out‑of‑pocket expense is incurred.

Revenues from consulting services billed on a time‑and‑materials basis are recognized as the services are performed and as amounts due from clients are deemed collectible and contractually nonrefundable.

(e)	Accounts Receivable and Allowance

Accounts receivable represents amounts that have been billed to our clients as well as unbilled receivables of $13,235 and $11,810 as of December 31, 2015, and 2014 which represents amounts for which revenue has been recognized but we are not yet contractually able to invoice the customer. Substantially all receivables are derived from sales and related support and maintenance and consulting services of our solutions provided to healthcare related organizations located primarily in the United States. As it relates to the allowance for doubtful accounts, management makes various estimates and judgments based on all information known at each reporting period. Management employs both a specific identification approach and a general reserve for the remainder of accounts, which is based on prior experience of similar sized and aged accounts.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The activity in the Company’s allowance account is as follows:

	December 31
	2015	2014
Balance, at beginning of year	$5,980	$3,800
Additions to expense	4,429	4,296
Write-offs	(6,220)	(2,116)
Balance, at end of year	$4,189	$5,980
(f)	Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s revenue arrangements. The Company generally invoices its customers in annual, quarterly, or monthly installments. Deferred revenue that will be recognized during the succeeding 12‑month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

(g)	Cost and Expense

Cost of Business Services consists of payroll (including share‑based compensation) and benefits for individuals providing these services, travel, third‑party consultants, facilities related to our data center operations and associated office space, including depreciation and relevant overhead, and costs relating to third‑party hardware, third‑party software subscriptions, software support, consulting, and hardware maintenance.

Cost of System Sales includes costs incurred related to the resale of third‑party software licenses and hardware products.

Product development expenses include the cost of our in‑house development organization, including related compensation and benefits, facilities allocation, other direct expenses and amortization of previously capitalized software development costs. These expenses include costs related to the planning, development and testing of our underlying software products (some of which are capitalized in accordance with our capitalized software development policy and subsequently amortized and included within), research and development expenses and costs to maintain and repair our software products. Amortization of capitalized software development costs were $12,631, $17,942, and $17,156 for the years ended December 31, 2015, 2014, and 2013, respectively.

Sales and marketing expenses include the cost of our sales and marketing organization, including related compensation and benefits, commissions, travel, marketing programs, advertising and our annual user conference and allocation of facility expenses related to our sales and marketing organization.

G&A expenses include the cost of corporate services, such as administration, human resources, corporate information technology support, legal, finance, and accounting and other corporate services not directly involved in the sales, marketing, and delivery of our solutions, and such costs include compensation and benefits, travel and other administrative and general expenses, including depreciation and amortization of equipment and leasehold improvements.

(h)	Fair Value Measurement

The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Level 2 – Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

(i)	Long‑Lived Assets & Goodwill

Long‑lived assets, which include property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third‑party independent appraisals, as considered necessary.

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on property and equipment is calculated on the straight‑line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight‑line method over the shorter of the lease term or estimated useful life of the asset.

Estimated useful lives are as follows:

Equipment	3-7 years
Furniture and Fixtures	5-10 years

Goodwill

As it relates to our goodwill impairment evaluation, the Company has an option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount prior to performing the two‑step goodwill impairment test. If this is the case, the two‑step goodwill impairment test is required. If it is more likely than not that the fair value is greater than its carrying amount, the two‑step goodwill impairment test is not required.

If the two‑step goodwill impairment test is required, under step one, the fair value of a reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis using Level 3 inputs. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. We have one reporting unit.

The Company performs its annual impairment review of goodwill at December 31, and when a triggering event occurs between annual impairment tests. The Company elected to perform the optional qualitative analysis for the year ended December 31, 2015. The Company determined that there was no impairment of goodwill at December 31, 2015, 2014, and 2013.

Critical estimates in determining the fair value of the reporting unit for goodwill impairment tests include projected client retention rates, anticipated growth in revenue from clients, expected future cash outflows, the allocation of cash flows to identifiable intangible assets, estimated useful lives of these intangible assets and the probability‑weighting of estimated future operating results.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Other Intangible Assets

Purchased software: Purchased software includes the cost of software technology acquired in purchase business combinations. Amortization of purchased software is recorded at the greater of the straight‑line basis over the product’s life, which is estimated to be five years, or the ratio of current revenue of the related products to total current and anticipated future revenue of these products. Purchased software costs are reported at the lower of amortized cost or net realizable value. Net realizable value is computed as the estimated gross future revenues from each purchased software solution less the amount of estimated future costs of completing and disposing of that product. Because the development of projected net future revenues and related costs used in our net realizable value computation is based on estimates, a significant reduction in our projected future revenues could impact the recovery of our purchased software costs or the amount of our periodic amortization.

Internally developed capitalized software: Software development costs are expensed until technological feasibility has been established. Thereafter, development costs incurred from technological feasibility through the software’s general release date are capitalized.

Amortization of internally developed capitalized software is recorded at the greater of the straight‑line basis over the products’ lives, which is estimated to be five years, or the ratio of current revenue of the related products to total current and anticipated future revenue of these products. The five‑year period over which capitalized software costs are amortized is an estimate based upon our forecast of technological changes, regulatory change, and our related enhancements. We periodically reassess the estimated economic life and the recoverability of capitalized software development costs. If a determination is made that capitalized amounts are not recoverable based on the net realizable value to be generated from the applicable software, any capitalized amounts in excess of the net realizable value are written off.

Net realizable value is computed as the estimated gross future revenue from each software product less the amount of estimated future costs of completing and disposing of that product.

Other intangible assets: Other intangible assets include acquired customer lists, trademarks, contract backlog, and noncompete agreements. Trademarks have indefinite lives and are not subject to amortization but rather tested for impairment at least annually. The Company’s annual impairment test is performed on December 31, and when a triggering event occurs between annual impairment tests. Based on our qualitative analysis, we concluded that it was not more likely than not that the fair value of our trademarks is less than its carrying amount and, therefore, determined that there was no impairment of our trademarks at December 31, 2015, 2014, and 2013. The Company amortizes all other identified intangible assets over their remaining economic lives. The recoverability of the carrying values of all intangible assets with finite lives is reevaluated when events or changes in circumstances indicate an asset’s value may be impaired.

(j)	Research and Development

Research and development expenses are expensed as incurred and consist of salaries and related costs of research and development personnel and fees paid to consultants and outside service providers. Research and development expenses incurred were $10,630, $9,639, and $9,192 for the years ended December 31, 2015, 2014, and 2013, respectively. Research and development expenses are included in product development expenses.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The Company makes a number of assumptions and estimates in determining the appropriate amount of expense to record for income taxes. These assumptions and estimates consider the taxing jurisdictions in which we operate as well as current tax regulations. Accruals are established for estimates of tax effects for certain transactions, business structures, and future projected profitability of our businesses based on our interpretation of existing facts and circumstances.

(l)	Share‑Based Compensation

The Company’s share‑based options are liability‑classified due to the option to call and cash settle the awards and our intention to exercise the call option. The vested awards are remeasured each reporting period to their then current fair value, with each change being reported through earnings until settlement. The compensation expense is recognized ratably over the requisite service period for time‑based awards and presented in the consolidated statements of operations where the award holders’ other compensation expense is recorded.

The Company estimates fair value using the Black‑Scholes‑Merton option pricing model. The option pricing model uses expected term as an estimate of historical exercise experience. Volatility is estimated by using the weighted average historical volatility of comparable common stocks, which approximates expected volatility. The risk free rate is the implied yield available on the U.S. Treasury zero‑coupon issues with remaining terms equal to the expected term. The expected dividend yield is the expected average ongoing recurring dividend rate during a period equal to the expected term of the option. Those inputs are then entered into the Black‑Scholes‑Merton model to determine the estimated fair value. The value of the portion of the award that is ultimately expected to vest is recognized ratably as expense over the requisite service period in our consolidated statements of operations.

(m)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(n)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include management’s judgments associated with: allowances for doubtful accounts, allocations of arrangement consideration amount elements within multiple‑element revenue arrangements, internally developed capitalized software, the realizability of deferred tax assets, measurements of the fair value of assets acquired in business combinations, the recoverability of goodwill, long‑lived and other intangible assets, estimated useful lives of acquired technology, developed technology, and customer list intangibles, fair‑value of stock‑based compensation and other contingencies. Actual results could differ from those estimates.

(o)	Advertising Expenses

Advertising expenses are expensed as incurred and are included in selling and marketing expense in the consolidated statements of operations. Advertising expense totaled $25, $90, and $59 for the years ended December 31, 2015, 2014, and 2013, respectively.

(p)	New Accounting Pronouncements

Revenue Recognition. In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014‑09, Revenue from Contracts with Customers (which was subsequently deferred in July 2015), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014‑09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This new guidance is effective for the Company in 2019, with an ability early adopt in 2017 or 2018. The standard permits the use of either the retrospective or cumulative effect transition method. At this time, we have not selected a transition method. We are currently evaluating the effect that ASU 2014‑09 will have on our consolidated financial statements and related disclosures.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Classification of Deferred Taxes. In November 2015, the FASB issued ASU No. 2015‑17, Balance Sheet Classification of Deferred Taxes, which requires an entity to offset all deferred tax assets and liabilities (and valuation allowances) for each tax‑paying jurisdiction within each tax‑paying component. This new guidance is effective for the Company in 2018, with early adoption permitted. We have elected to early adopt ASU 2015‑17 as of December 31, 2015. This resulted in a reclassification of $8,603 from current deferred tax assets to noncurrent deferred tax liabilities in the consolidated balance sheet as of December 31, 2014, to conform to the current year presentation.

Leases. In February 2016, the FASB issued ASU No. 2016‑02, Leases (Topic 842), which requires lessees to recognize most leases, including operating leases, on‑balance sheet via a right to use asset and lease liability. Lessees are allowed to account for short‑term leases (lease term of 12 months or less) off‑balance sheet. The new guidance is effective for the Company in 2020, with early adoption permitted. The standard requires a modified retrospective transition approach. We are currently evaluating the effect that ASU 2016‑02 will have on our consolidated financial statements and related disclosures.

(q)	Reclassifications

Certain 2014 and 2013 amounts have been reclassified to be consistent with the current year financial statement presentation.

(2)	Significant Risks and Uncertainties Including Business and Credit Concentrations

Substantially, all of our customers are integrated delivery networks, physicians, hospitals, and other healthcare related organizations, many of which are operated by various state and local government entities. If significant adverse macroeconomic factors were to impact these organizations, it could adversely affect the Company. The top 10 clients account for 21%, 24%, and 18% of revenue for the years ended December 31, 2015, 2014, and 2013, respectively.

Our cash deposits are held at Wells Fargo Bank. At times, our cash may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. At December 31, 2015, we held approximately $8,800 of cash in excess of insured amounts.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

(3)	Goodwill and Other Intangible Assets
(a)	Other Intangible Assets and Capitalized Software Development Costs

	December 31, 2015
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased software	5 yrs	$87,450	$(82,187)	$5,263
Internally developed software	5 yrs	24,342	(4,407)	19,935
Customer lists	10–15 yrs	80,424	(40,355)	40,069
Trademark	Indefinite	23,400	0	23,400
Contract backlog	3 yrs	12,120	(12,097)	23
Noncompete agreements	3 yrs	1,545	(332)	1,213
		$229,281	$(139,378)	$89,903

	December 31, 2014
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased software	5 yrs	$85,272	$(72,609)	$12,663
Internally developed software	5 yrs	15,190	(1,354)	13,836
Customer lists	10 yrs	74,974	(32,733)	42,241
Trademark	Indefinite	23,400	0	23,400
Contract backlog	3 yrs	12,000	(11,567)	433
Noncompete agreements	3 yrs	320	(253)	67
		$211,156	$(118,516)	$92,640

Aggregate amortization expense for amortizable intangible assets was $20,862, $26,076, and $25,358 for the years ended December 31, 2015, 2014, and 2013, respectively. Estimated amortization expense for the next five years is $15,389 in 2016, $14,475 in 2017, $13,224 in 2018, $12,004 in 2019, and $5,899 in 2020.

(b)	Goodwill

The carrying amount of goodwill was $175,977 and $159,963 at December 31, 2015 and 2014, respectively. Goodwill increased $6,290 and $9,724 as a result of the Trend Business Services, Inc. and Lavender & Wyatt Systems, Inc. acquisitions during 2015.

(c)	Acquisitions

Trend Business Services, Inc.

On September 1, 2015, we acquired 100% of the outstanding common shares of Trend Business Services, Inc., a managed services company headquartered in Solon, Ohio. We believe this acquisition provides us a complimentary service line to enhance our offerings to both our current clients and prospects.

Consideration for the acquisition was $7,739, of which $2,892 was paid at closing, $2,500 will be paid at the one‑year anniversary of closing, and $2,500 at the two‑year anniversary of the closing.

We incurred pre‑tax costs of $126 in 2015 in connection with this acquisition, which are included in general and administrative expense in our consolidated statements of operations.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The acquisition of Trend Business Services, Inc. is being treated as a purchase in accordance with ASC Topic 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the transaction. Our allocation of purchase price is based on management’s judgment after evaluating several factors, including a preliminary valuation assessment. The allocation of purchase price is preliminary and subject to changes, which could be significant, as appraisals of tangible and intangible assets are finalized, and additional information becomes available.

The following represents the allocation of purchase price and estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Accounts receivable	$588
Other assets	10
Intangibles:
Customer lists	1,825
Contract backlog	120
Noncompete agreements	175
Goodwill	6,290
Accounts payable	(196)
Other liabilities	(1,073)
Total purchase price	7,739
Future payments, discounted	(4,847)
Net cash paid at closing	$2,892

The intangible assets in the table above are being amortized based on either the expected future discounted cash flows or on a straight‑line basis over their estimated useful lives, with such amortization included in general and administrative in our consolidated statements of operations.

The fair value measurements of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 inputs included, among others, discount rates that we estimated would be used by a market participant in valuing these assets and liabilities, projections of revenues and cash flows, client attrition rates, royalty rates, and market comparables.

Customer lists and contract backlog intangible assets were valued using the multiperiod excess earnings method, a form of the income approach, in which the value is derived by estimation of the after‑tax cash flows specifically attributable to the intangible asset. Our analysis included assumptions for projections of revenues and expenses, contributory asset charges, discount rates, and a tax amortization benefit, among others.

Noncompete intangibles assets were valued using the “with and without method,” a variation of the income approach, in which the value is derived by comparing two scenarios, the first assumes the noncompete is in place and the second assumes it is not in place. The difference is then considered the value of the noncompete agreements. Our analysis included assumptions for projections of revenues and expenses, estimated rate of return, among others.

Deferred revenue was valued using an income approach, in which the value was derived by estimation of the fulfillment cost, plus a normal profit margin (which excludes any selling margin), for performance obligations assumed in the acquisition. Assumptions included estimations of costs incurred to fulfill the obligations, profit margins a market participant would expect to receive, and a discount rate.

Goodwill from the acquisition is not deductible for tax purposes.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Lavender & Wyatt Systems, Inc.

On October 21, 2015, we acquired 100% of the outstanding common shares of Lavender & Wyatt Systems, Inc., a provider of electronic health records and related services for behavioral health provider organizations, headquartered in Little Rock, Arkansas. We believe this acquisition continues the consolidation of the market as well as provides us a general ledger package to market to both our current clients and prospects.

Consideration for the acquisition was $14,491, of which $7,007 was paid at closing, $5,125 will be paid at the six‑month anniversary of closing, $1,500 at the latter of the one‑year anniversary of closing or the general ledger software product availability (whichever is later, but no later than the two‑year anniversary of the closing) and $1,100 at the two‑year anniversary of the closing or the general ledger software product availability. In addition, there is a maximum $500 earn‑out based on actual bookings related to the general ledger financial software product in 2016 for which the Company has accrued $3 at December 31, 2015.

We incurred pretax costs of $169 in 2015 in connection with this acquisition, which are included in general and administrative expense in our consolidated statements of operations.

The acquisition of Lavender & Wyatt Systems, Inc. is being treated as a purchase in accordance with ASC Topic 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the transaction. Our allocation of purchase price is based on management’s judgment after evaluating several factors, including a preliminary valuation assessment. The allocation of purchase price is preliminary and subject to changes, which could be significant, as appraisals of tangible and intangible assets are finalized, and additional information becomes available.

The following represents the allocation of purchase price and estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Accounts receivable	$1,065
Other assets	10
Property and equipment	125
Intangibles:
Customer lists	3,624
Contract backlog	1,049
Purchased software	778
Goodwill	9,724
Accounts payable	(276)
Deferred revenue	(1,520)
Other assets (liabilities)	(88)
Total purchase price	14,491
Future payments, discounted	(7,484)
Net cash paid at closing	$7,007

The intangible assets in the table above are being amortized based on expected future discounted cash flows or on a straight‑line basis over their estimated useful lives, with such amortization included in either research and development, as it relates to purchased software, and general and administrative for all other intangibles, in our consolidated statements of operations.

The fair value measurements of tangible and intangible assets and liabilities were based on significant inputs not observable in the market, and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 inputs included, among others, discount rates that we estimated would be used by a market participant in valuing these assets and liabilities, projections of revenues and cash flows, client attrition rates, royalty rates, and market comparables.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Property and equipment was valued primarily using the sales comparison method, a form of the market approach, in which the value is derived by evaluating the market prices of assets with comparable features such as size, location, condition, and age.

Customer lists and contract backlog intangible assets were valued using the multiperiod excess earnings method, a form of the income approach, in which the value is derived by estimation of the after‑tax cash flows specifically attributable to the intangible asset. Our analysis included assumptions for projections of revenues and expenses, contributory asset charges, discount rates, and a tax amortization benefit, among others.

Existing technology intangible assets were valued using the relief from royalty method, a form of the income approach, in which the value is derived by estimation of the after‑tax royalty savings attributable to owning the assets. Assumptions in these analyses included projections of revenues, royalty rates representing costs avoided due to ownership of the assets, discount rates, and a tax amortization benefit.

Deferred revenue was valued using an income approach, in which the value was derived by estimation of the fulfillment cost, plus a normal profit margin (which excludes any selling margin), for performance obligations assumed in the acquisition. Assumptions included estimations of costs incurred to fulfill the obligations, profit margins a market participant would expect to receive, and a discount rate.

Goodwill of approximately $9,700 is expected to be deductible for tax purposes.

(4)	Property and Equipment

A summary of property, equipment, and leasehold improvements stated at cost, less accumulated depreciation and amortization, is as follows:

	December 31,
	2015	2014
Equipment, furniture, and fixtures	$50,843	$40,955
Leasehold improvements	3,329	2,456
Total	54,172	43,411
Less accumulated depreciation and amortization	32,411	20,736
Property and equipment, net	$21,761	$22,675

Depreciation and amortization expense amounted to $11,675, $8,652, and $5,909 for the years ended December 31, 2015, 2014, and 2013, respectively.

Assets acquired under capital lease obligations and the related accumulated amortization amounted to $26,397 and $13,144, respectively, at December 31, 2015 and $19,630 and $5,470, respectively, at December 31, 2014 and $5,847 and $1,510, respectively, at December 31, 2013.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

(5)	Long‑Term Debt and Capital Lease Obligations

Long‑term debt at December 31, 2015 and 2014 consists of the following:

	2015	2014
$250 million term loan facility
Initial borrowing; interest at higher of LIBOR or 1% plus 5.25% in quarterly installments; due February 27, 2019	$218,350	$0
Revolver; interest at 4.25% plus the prime rate in quarterly installments; due February 27, 2019	10,700	0
$90 million term loan facility; interest at higher of LIBOR or 1% plus 9.5% payable in quarterly installments; due August 27, 2019	90,000	0
$160 million senior note payable, interest at LIBOR plus 6.0% payable in quarterly installments of $1 million; December 18, 2017	0	150,201
$12.5 million senior note payable, interest only payments at LIBOR plus 6.0% payable in quarterly installments of $78 due December 31, 2017	0	11,875
Revolving credit facility – aggregate principal amount not to exceed $15 million; the interest rate is based on the base base rate margin plus prime rate	0	406
Total long-term debt	319,050	162,482
Current installments	(2,200)	(4,312)
Debt issuance costs	(9,077)	(2,350)
Long-term debt, excluding current installments	$307,773	$155,820

On February 27, 2015, the Company entered into two new credit agreements for purposes of extinguishing its then existing senior term loans and revolving credit facility and paying a dividend to existing shareholders. The credit agreements consist of a $250,000 base term loan (Lien #1) of which $220,000 was initially borrowed and a $90,000 base term loan (Lien #2). Debt issuance costs of $11,264 were incurred in connection with the new credit agreements. Subsequent to entering into Lien #1, the Company drew down $10,700 which remained outstanding at December 31, 2015.

Each of the new loans are guaranteed by the Company’s wholly owned subsidiaries and secured by the assets of the Company. The interest rate for the initial borrowing of Lien #1 at December 31, 2015 totaled 6.25%. The interest rate for Lien #2 at December 31, 2015 totaled 10.5%.

The agreement governing our revolving credit facility and first lien term loans requires us to maintain a total leverage ratio of not more than 8.90 to 1.00 for the 12-month period ended December 31, 2015, with gradual step‑downs to 5.45 to 1.00 for the 12-month period ending March 31, 2019 and each 12-month period ending thereafter. The agreement governing our second lien term loans requires us to maintain a certain total leverage ratio of not more than 10.25 to 1.00 for the 12-month period ended December 31, 2015, with gradual step‑downs to 6.25 to 1.00 for the 12-month period ending June 30, 2019 and each 12-month period ending thereafter.

Future required debt principal payments as of December 31, 2015 are $2,200 in 2016, $2,200 in 2017, $2,200 in 2018, and $301,750 in 2019.

On April 19th, 2016, the Company extinguished the current debt facility. See note 12 for additional information.

At December 31, 2014, the interest rate applicable to the senior note payable was 7.25%. The $15,000 revolving line of credit bears interest at base rate margin plus Prime rate. The Company paid an annual commitment fee of 1/2 of 1% on the unused portion of the commitment. At December 31, 2014, the interest rate applicable to the revolving line of credit was 8.25%.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

Deferred financing costs amortization, which is included in interest expense, for the years ended December 31, 2015, 2014, and 2013 was $2,253, $783, and $791, respectively, and the scheduled amortization for future years is $2,795 in 2016, $2,775 in 2017, $2,755 in 2018, and $752 in 2019. As a result of the extinguishment of the prior credit facility, during the year ended December 31, 2015, the Company recorded a loss of $2,285 due to the acceleration of the amortization of the related deferred financing costs.

Maturities of capital lease obligations at December 31, 2015 are as follows:

	Capital lease obligations
	Total minimum lease payments	Less interest	Total principal
For the year ending December 31:
2016	$8,605	$1,051	$7,554
2017	7,472	606	6,866
2018	4,492	237	4,255
2019	1,861	38	1,823
Total	$22,430	$1,932	$20,498

Our capital lease obligations are primarily related to the procurement of hardware related to our cloud services, and generally have a term of three to five years.

Letters of Credit

At December 31, 2015, the Company had two outstanding letters of credit totaling $1,700. One of these letters of credit is supported by its lender, is not considered debt for financial reporting purposes, and currently result in a reduction of $1,500 from the availability of the revolver. Should the letter of credit be called, the amount would then be considered a debt obligation. The second letter of credit is cash collateralized with a financial institution, and should the letter of credit be called, the amount of cash held would be used to meet the demands of the letter of credit. At this time, we do not expect the letters of credit to be called.

(6)	Income Taxes

The Company’s provision (benefit) for income taxes consisted of the following:

	December 31
	2015	2014	2013
Current:
Federal	$(2,206)	$2,571	$398
State	(283)	1,163	25
	(2,489)	3,734	423
Deferred:
Federal	(10,110)	(7,243)	(6,550)
State	(503)	(1,927)	(1,708)
	(10,613)	(9,170)	(8,258)
Total income tax benefit	$(13,102)	$(5,436)	$(7,835)

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The income tax benefit from continuing operations was as follows:

	December 31
	2015	2014	2013
Income taxes at the federal statutory rate	$(11,612)	$(4,651)	$(5,481)
State and local income taxes	(1,818)	(1,267)	(1,345)
Valuation allowance	2,271	0	0
Change in tax rates	(701)	974	(384)
Tax credits	(1,516)	(543)	(1,104)
R&D FIN 48 reserve	214	163	240
Permanent differences	245	(93)	193
Other	(185)	(19)	46
Income tax benefit	$(13,102)	$(5,436)	$(7,835)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2015	2014
Deferred tax assets:
Accrued compensation	$1,080	$1,449
Doubtful accounts	1,559	2,425
Share-based compensation	6,471	4,324
Net operating loss	2,958	0
Tax credits	5,889	1,667
Accrued expenses and other	2,428	2,713
Total deferred tax assets	20,385	12,578
Deferred tax liabilities:
Intangibles	(28,255)	(31,849)
Fixed assets	(3,509)	(4,091)
Other liabilities	0	(109)
Total deferred tax liabilities	(31,764)	(36,049)
Valuation allowance	(2,385)	(76)
Net deferred tax liability	$(13,764)	$(23,547)

As a result of certain realization requirements of ASC Topic 718, Compensation — Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2015 that arose directly from (or the use of which was postponed by) tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $1,813 if and when such deferred tax assets are ultimately realized. The Company uses ASC 740, Income Taxes, ordering when determining when excess tax benefits have been realized.

The Company has both U.S. federal and state net operating losses which are carried forward 20 years for federal tax purposes and from 5 to 20 years for state tax purposes. Both the federal and state loss carryovers are analyzed each year to determine the likelihood of realization. The U.S. federal loss carryover at December 31, 2015, was approximately $5,774 and if not used, would begin to expire in 2035. In addition, the Company has approximately $7,356 of federal and state tax credit carryovers consisting primarily of $2,705 of federal research and development tax credits and $3,954 of Kansas High Performance Incentive Program credits which if not used, will begin to expire in 2028.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

In assessing the realizability of its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company believes that it is more likely than not that its deferred tax assets will be realized, except for certain state tax credits. As a result, the Company recorded a valuation allowance associated with its deferred tax assets of $2,385 and $76 as of December 31, 2015 and 2014, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is presented below:

	December 31
	2015	2014
Beginning of year	$403	$240
Gross increase	214	163
End of year	$617	$403

At December 31, 2015 and 2014, the Company recorded a liability for an unrecognized tax benefit related to research and development credits. All of the unrecognized tax benefit will favorably impact our effective tax rate if recognized. The Company has elected to classify interest and penalties incurred on income taxes, if any, as income tax expense. No interest or penalties on income taxes have been recorded during the years ended December 31, 2015, 2014, and 2013. The Company does not expect its unrecognized tax benefit position to significantly change during the next 12 months.

The Company files a U.S. consolidated return. The 2012 through 2015 tax returns remain subject to examination by the Internal Revenue Service (IRS). The Company also files state tax returns with varying statutes of limitations. The Company is currently under an IRS exam for the year ended December 31, 2013. The 2011 through 2015 state tax returns remain subject to examination by most state tax authorities.

(7)	Stockholders’ Equity
(a)	Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares.

(b)	Dividends

On February 27, 2015, the board of directors approved a dividend whereby shareholders received a cash dividend ($0.87 per share) totaling $134,353. Also, in accordance with the option agreement, option holders participated on a pro rata basis for options previously vested and received cash compensation totaling approximately $5,700 as of the dividend date. In addition, option holders will receive dividend payments within 30 days following the date on which the options vest on a prospective basis. During the remainder of 2015, this amounted to approximately $900 of additional compensation payments. As both time and performance based options vest in the future, we would expect to pay approximately $4,100 of incremental dividends. These dividend payments to option holders are recorded as compensation expense and an operating cash outflow in the consolidated statements of cash flows.

Dividends tied to unvested outstanding options are recorded as compensation expense as the options vest.

(8)	Share‑Based Compensation

Long‑Term Incentive Plans

The Company has a 2010 Equity Incentive Award Plan (the Plan). The Plan provides for the maximum issuance of 24,690 shares of common stock. Option grants contain varying vesting conditions, including service, performance and market conditions established on a grant‑by‑grant basis as determined by the compensation committee of the board of directors and expire no more than 10 years after the date of grant. The Plan includes a call right which enables the Company to repurchase any outstanding options in the event of termination of employment. At December 31, 2015, there were 1,492 shares available for further issuance under the Plan. For the years ended December 31, 2015, 2014, and 2013,

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

the Company issued 155, 1,440, and 1,500 options, respectively, to officers, employees, and certain nonemployee board members at an exercise price of $1.03, $1.69, and $1.29, respectively.

Time Based

During the years ended December 31, 2015, 2014, and 2013, the Company granted 103, 864 and 900 options, respectively, to certain of its executives, employees, and certain nonemployee board members. The options were granted with an exercise price of $1.04, $1.69, and $1.29 per common share, respectively. The options vest ratably over a period of four years. The options are liability‑classified awards requiring the options to be re‑measured at fair value at each reporting period.

Performance Based

During the years ended December 31, 2015, 2014 and 2013, the Company granted 52, 576 and 600 options, respectively, to certain of its executives, employees and two board members to reward the recipients if certain financial objectives are met. The options were granted with an exercise price of $1.01, $1.69 and $1.29 per common share, respectively, which was equal to the fair market value of our common stock at the date of grant. In addition to a service condition, these options only vest upon attaining certain performance and market conditions. There was no stock compensation expense recorded for these performance‑related options, since achievement of the performance condition was not considered probable.

Restricted Stock

During the years ended December 31, 2014 and 2013, the Company granted 472 and 194, respectively, of restricted stock awards (RSA) to certain of its executives. During the year ended December 31, 2015, no shares of restricted stock awards were granted to executives. As of December 31, 2015, 109 restricted stock awards remain unvested. The shares vest ratably over a period of two years through June 30, 2016.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

A summary of the activity under the Plan is as follows:

	Options	Weighted average exercise price
Outstanding – January 1, 2015	$22,555	$1.03
Granted during the year	155	1.03
Options called during the year	(69)	0.88
Options exercised during the year	(5,086)	0.59
Forfeited during the year	(489)	0.83
Outstanding – December 31, 2015	$17,066	0.74
Exercisable – December 31, 2015	$7,091	0.73
	Options	Weighted average exercise price
Outstanding – January 1, 2014	$21,322	$0.99
Granted during the year	1,440	1.69
Options called during the year	(25)	1.30
Options exercised during the year	(157)	0.89
Forfeited during the year	(25)	1.30
Outstanding – December 31, 2014	$22,555	1.03
Exercisable – December 31, 2014	10,351	0.95
	Options	Weighted average exercise price
Outstanding – January 1, 2013	$21,949	$0.96
Granted during the year	1,500	1.29
Options called during the year	(1,160)	0.90
Options exercised during the year	(225)	0.89
Forfeited during the year	(742)	0.92
Outstanding – December 31, 2013	$21,322	0.99
Exercisable – December 31, 2013	$7,409	0.93

Stock options outstanding at December 31, 2015 are as follows:

	Outstanding			Exercisable
Exercise price	Shares	Average black scholes value	Weighted average remaining life	Shares	Average black scholes value	Weighted average remaining life
$ 0.48–0.69	5,757	$2.43	$2.72	1,806	$2.38	2.69
0.70–0.79	7,683	2.31	2.27	4,247	2.31	2.20
0.80–0.89	44	2.11	1.50	44	2.11	1.50
0.90–0.99	3,427	2.28	4.48	994	2.31	3.75
1.00–1.15	155	2.19	6.37	0	0	0
	17,066	$2.34	$2.90	7,091	$2.33	2.54

The total cash received from stock option exercises for the years ended December 31, 2015, 2014, and 2013 was $4,492, $139, and $204, respectively. The aggregate intrinsic values of the outstanding and exercisable options at December 31, 2015 were $38,632 and $15,953, respectively.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

The compensation expense was included in the following categories in our consolidated statements of operations:

	December 31
	2015	2014	2013
Cost of sales	$474	$176	$35
Research and development	499	205	47
Sales and marketing	(299)	516	74
General and administrative	8,771	6,167	1,374
Total	$9,445	$7,064	$1,530

The Company recognized approximately $94 of tax benefits related to share‑based compensation expense for the year ended December 31, 2015. At December 31, 2015 and 2014, the liability for outstanding awards was $16,530 and $11,258, respectively.

As of December 31, 2015, 2014, and 2013, the weighted average fair value of options using the Black‑Scholes‑Merton option pricing model was estimated at $2.34, $1.06, and $0.65, respectively.

The fair value of options granted during the years ended December 31, 2015, 2014, and 2013 was estimated using the Black‑Scholes‑Merton option pricing model using the following weighted average assumptions:

	2015	2014	2013
Average expected term in years	3.16	3.75	4.58
Risk free rate (weighted average)	1.4%	1.3%	1.5%
Expected dividends	—	—	—
Average volatility	39.90	43.04	47.49

The Company determined the estimated share price of $2.98, $1.88, and $1.29 at December 31, 2015, 2014, and 2013, respectively. The December 31, 2015 value was determined based on consideration of various proposals from third parties to acquire the stock of the business. The December 31, 2014 and 2013 value was determined using a weighting between a discounted cash flow model and a market comparable model.

The expected term of the awards was determined based upon an estimate of the expected term of “plain vanilla” options as prescribed by the simplified method. The risk‑free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimates expected volatility based primarily on historical monthly volatility of comparable companies that are publicly traded.

The Company has $2,919 of share‑based compensation expense remaining to be recognized (based on the December 31, 2015 fair value) over future periods as follows: $1,784 in 2016, $788 in 2017, $323 in 2018, and $24 in 2019.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

(9)	Commitments and Contingencies
(a)	Operating Leases

The Company leases space for its executive offices and facilities under operating leases expiring at various dates through September 2022. Future minimum annual rentals under noncancelable operating leases having terms of more than one year are as follows:

Year ending December 31:
2016	$5,987
2017	5,713
2018	5,786
2019	4,774
2020	3,872
Thereafter	5,201
Total	$31,333

Minimum rent payments under operating leases are recognized on a straight‑line basis over the term of the lease, including any periods of free rent. Rent expense amounted to $5,995, $4,192, and $2,390 for the years ended December 31, 2015, 2014, and 2013, respectively.

(b)	Guarantees

Under the terms of substantially all of our software license agreements, the Company has agreed to indemnify its customers for all costs and damages arising from claims against such customers based on, among other things, allegations that the Company’s software infringes the intellectual property rights of a third party. In most cases, in the event of an infringement claim, the Company retains the right to (i) procure for the customer the right to continue using the software; (ii) replace or modify the software to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, the Company may terminate the license agreement and refund to the customer a pro rata portion of the license fee paid to the Company. Such indemnification provisions are accounted for in accordance with ASC Topic 460, Guarantees. As of December 31, 2015, 2014, and 2013, there were no claims outstanding under such indemnification provisions. Historically, we have not incurred significant costs related to such guarantees. As such, no provision or accrual for these items has been made.

(c)	Warranties

Under the terms of substantially all of our software license agreements, we represent and warrant to licensees that our software products perform substantially in accordance with published specifications. Historically, we have not incurred significant costs related to such warranties. As such, no provision or accrual for these items has been made.

(d)	Employment Agreements

Certain key executives have employment contracts that expire during 2015 through 2019. Certain of these employment contracts provide for an extension option for an additional year unless terminated by the Company or the executive on not less than 90 days written notice prior to the expiration of the contract. The minimum aggregate base and incentive compensation for its key officers under such agreements was $2,788 for the year ended December 31, 2015. Each individual would receive 12 months of compensation should they be terminated without cause.

(e)	Defined-Contribution Plan

The Company offers participation in a defined-contribution plan providing retirement benefits (401(k) Plan) to all associates who have reached 21 years of age. Employees may contribute up to a maximum annual amount as set periodically by the IRS. The Company makes matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s eligible elective deferral contribution of the first 3% and 25% of the next 2%. Matching contributions vest ratably over a five‑year period.

NETSMART, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2015, 2014, and 2013

(In thousands, except for per share data)

For fiscal years ended December 31, 2015, 2014, and 2013, the Company’s contribution to these defined-contribution plans were approximately $1,200, $1,100, and $700, respectively.

(f)	Related Parties

The Company pays an annual management fee of $1,000 in quarterly installments to its parent, plus direct expenses incurred. During the years ended December 31, 2015, 2014, and 2013, the Company paid $1,000 under this arrangement. The management fee agreement remains in effect from year to year unless amended or terminated by mutual agreement

The Company also paid approximately $3,400 in fees related to debt issuance costs to its parent related to the 2015 refinancing.

(10)	Litigation

From time to time, the Company is involved in ordinary and routine litigation matters in the normal course of business. The Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial position and results of operations, and the range of reasonably possible losses is not material.

(11)	Fair Value of Financial Instruments

The carrying amount of cash, receivables, and accounts payable approximate the fair value of these instruments because of their short‑term maturities. Based on current market rates, the fair value of debt and capital lease obligations at December 31, 2015, 2014 and 2013 approximated its carrying amount.

(12)	Subsequent Events

The Company has evaluated subsequent events from the consolidated balance sheet date through the date at which the consolidated financial statements were available to be issued (May 9, 2016), and except for the following, there are no other matters required to be disclosed.

On March 20, 2016, the Company’s current ownership signed a definitive agreement with Allscripts Healthcare Solutions, Inc. (Allscripts) and a private equity firm to create a joint venture that merges the Company with the Home Healthcare business of Allscripts and liquidate their ownership stake in the Company. On April 19, 2016, the related merger agreement was executed.

The merger agreement resulted in the Company paying off the outstanding amounts on their current credit facility (and subsequently cancelling the facility), issuing debt under a new facility ($562,000 issued and $50,000 available under a line of credit), a merger with the Home HealthCare business of Allscripts, and receiving cash of approximately $63,100. Also, in conjunction with closing in accordance with the option plan, all currently outstanding options and RSAs vested resulting in the payout of funds (net of exercise price) including dividends on vesting options and RSAs of $45,700 to option and RSA holders.